Exhibit 10.7

PHOENIX CAPTIALGROUP HOLDINGS,

LLC 2601 Pacific Coast Highway, Second Floor

Hermosa Beach, CA 90245

June 11, 2020

Sean Goodnight

2308 W. Maplewood Ave.

Littleton, CO. 80120

Re: Offer of Employment

Dear Sean:

Phoenix Capital Group Holdings, LLC dba Phoenix Capital Group (the “Company”), is pleased to offer you employment within the company in exchange for your full-time services in the position of Senior Acquisitions Landman , effective as of Monday June 22, 2020.

Responsibilities

•	Solicit mineral and leasehold acquisitions from the company database.

Requirements

•

You will be required to sign a membership interest and joinder agreement in addition to this letter. The company operating agreement is the governing document for your membership interest and the company operation in general. You will receive a copy of this for review. Your membership interest and joinder agreement will be delivered within the next 5 business days.

Compensation

•	This role is commission only. The commission schedule is attached as an Exhibit to this document.

•

Your advance rate will be $6500 per month paid at the frequency determined by the company and not to exceed a monthly frequency. This compensation is an advance against future commissions and will serve to offset future commission payments.

•	1% membership interest in the company. This interest will be fully vested immediately.

Please sign and date this letter and return it to Lindsey Wilson by email at lw@phxcapitalgroup.com if you wish to accept employment at the Company under the terms described above. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Phoenix Capital Group Holdings, LLC

By:	/s/ Lindsey Wilson

Name:	Lindsey Wilson 6/12/2020

Title:	Manager

Accepted by:

/s/ Sean Goodnight
Sean Goodnight
6/12/2020
Date: